Exhibit 99.1

Sonida Senior Living Announces Third Quarter 2024 Results

DALLAS, Texas – November 13, 2024 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA) a leading owner, operator and investor of senior housing communities, today announced its results for the third quarter ended September 30, 2024.
“Sonida’s emphasis on its results-driven operational, financial and capital allocation strategies yielded another quarter of meaningful performance and portfolio expansion. Same-store revenue, community net operating income, resident rates and occupancy demonstrated continuing gains year-over-year. On the external growth front, we have expanded our portfolio by 30% in just the last six months by acquiring 19 senior living communities (including 10 in the fourth quarter), either outright or through joint ventures and adding three additional communities under third party management agreements. We are poised to deliver further growth and margin expansion as we balance the ongoing improvement in our same store portfolio and drive accelerated revenue and margin recovery in our newly acquired communities. The combination of our operating platform, capital availability and robust pipeline of growth opportunities positions Sonida to continue our multi-year growth trajectory,” said Brandon Ribar, President and CEO.

Third Quarter Highlights
•Weighted average occupancy for the Company’s owned same-store portfolio increased 210 basis points to 87.0% from 84.9% in Q3 2023.
•Same-store resident revenue increased $3.9 million, or 6.6%, comparing Q3 2024 to Q3 2023, and increased $4.4 million, or 7.5%, when excluding $0.5 million of state grant revenue received in Q3 2023.
•Net loss attributable to Sonida stockholders for Q3 2024 was $13.8 million compared to $18.4 million for Q3 2023, representing a $4.6 million improvement.
•Q3 2024 Adjusted EBITDA, a non-GAAP measure, was $10.1 million, representing an increase of $0.8 million, or 8.7%, year-over-year, driven primarily by continued improvements in operations.
•Results for the Company’s same-store, owned portfolio of 61 communities:
◦Q3 2024 vs. Q3 2023:
▪Revenue Per Available Unit (“RevPAR”) increased 7.1% to $3,692.
▪Revenue Per Occupied Unit (“RevPOR”) increased 4.5% to $4,244.
▪Q3 2024 Community Net Operating Income, a non-GAAP measure, was $16.8 million. Q3 2023 Adjusted Community Net Operating Income, a non-GAAP measure, which excludes $0.5 million of state grant revenue received in Q3 2023 (none received in Q3 2024), was $14.2 million, representing an increase of $2.6 million or 18.3%.
▪Community Net Operating Income Margin a non-GAAP measure, was 26.7% for Q3 2024. Adjusted Community Net Operating Income Margin, a non-GAAP measure and adjusted for non-recurring state grant revenue, was 24.2% for Q3 2023.
◦Q3 2024 vs. Q2 2024:
▪RevPAR increased 0.5% to $3,692.
▪RevPOR decreased 0.4% to $4,244, due to a strong increase in occupancy (170 bps) with our lower rate Independent Living units.
▪Community Net Operating Income decreased $0.9 million to $16.8 million primarily attributable to one additional work day and holiday in Q3 2024, as well as the seasonal impact on the communities’ utilities expense.
▪Community Net Operating Income Margin was 26.7% and 28.2% for Q3 2024 and Q2 2024, respectively.
•In July 2024, the Company entered into joint ventures which acquired four senior living communities located in Texas (3) and Georgia (1). The Company is a 51% owner in the joint ventures, manages the communities and consolidates its results.
•In August 2024, the Company raised $130.4 million in gross proceeds from its offering of common equity issuing 4.8 million shares for net proceeds of $124.1 million.

•In July 2024, the Company entered into a senior secured revolving credit facility (the “Credit Facility”) with BMO Bank N.A. (“BMO Bank”) for $75.0 million. Additionally, the Company received a commitment letter from the Royal Bank of Canada (“RBC”) pursuant to which RBC committed to provide a revolving credit commitment under the Credit Facility for an additional amount of up to $75.0 million. The Credit Facility has a term of three years, a leverage-based pricing matrix between S+210 and S+260 and is fully recourse to Sonida.

Subsequent Event Highlights
Fannie Mae Loan Extension
In October 2024, the Company agreed to terms in principle with Fannie Mae subject to definitive documentation to extend the maturities on 18 individual mortgages (representing $220.1 million of debt outstanding as of September 30, 2024) from December 1, 2026 to January 1, 2029. As part of the proposed modification, the Company tentatively agreed to $10.0 million in additional, scheduled principal paydowns through the revised maturity.
Palm Acquisition
On October 1, 2024, the Company finalized the previously announced acquisition of eight senior living communities strategically located in attractive submarkets in the Southeast. The portfolio is comprised of 555 units with Assisted Living (“AL”) and Memory Care (“MC”) offerings (approximately 70% AL and 30% MC) in northern Florida and South Carolina. The eight communities are located in high growth primary and secondary metropolitan areas with favorable growth prospects: Jacksonville, Orlando and Daytona Beach (Florida); Hilton Head, Charleston and Florence (South Carolina). Sonida’s purchase price of $102.9 million, or approximately $185,000 per unit, reflects a significant discount to the Company’s estimate of replacement cost. At close, the portfolio’s in-place occupancy was approximately 85% with an average RevPOR of more than $6,000.
Senior Secured Revolving Credit Facility
On October 3, 2024, the Company closed on the additional $75.0 million commitment under the Credit Facility. The incremental $75.0 million availability results in a total aggregate commitment under the Credit Facility of up to $150.0 million. In addition to the two existing senior living communities, the eight Palm Communities secure the Company’s obligations under the Credit Facility.
On October 30, 2024, the Company drew down $60.0 million under the Credit Facility in anticipation of the closing of the Atlanta PSA (as defined below), the Texas DPO (as defined below) and liquidity for general corporate purposes.
Texas DPO
On November 1, 2024, the Company exercised its option to make a discounted payoff (“Texas DPO”) of the outstanding loan principal for two communities located in Texas. The Texas DPO amount of $18.3 million represents a discount of 36% on the total principal outstanding of $28.4 million (as of November 1, 2024). The Texas DPO represents the last material restructuring of the Company’s legacy debt portfolio, with 58 of 60 loans having been addressed over the past 12 months.
Atlanta Acquisition
On October 2, 2024, the Company signed a purchase and sale agreement (“Atlanta PSA”) to acquire two senior living communities in the Atlanta, GA market for $29.0 million. The assets have an average age of five years and will add 178 units (106 AL and 72 MC) to Sonida’s portfolio. Sonida’s purchase price is approximately $173,000 per unit, which reflects a significant discount to the Company’s estimate of replacement cost. On November 1, 2024, the Company finalized the acquisition of these two senior living communities with in-place occupancy and average RevPOR of 86% and more than $5,700, respectively.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
THREE MONTHS ENDED SEPTEMBER 30, 2024
(in thousands)

	Three Months Ended September 30,		Three Months Ended June 30,
	2024	2023	2024
Consolidated results
Resident revenue (1)	$66,951	$59,117	$63,108
Management fees	1,151	569	720
Managed community reimbursement revenue	6,648	4,989	6,379
Operating expenses	50,492	44,486	45,981
General and administrative expenses (2)	11,793	8,615	9,178
Long-lived asset impairment	—	5,965	—
Other income (expense), net	(153)	(124)	253
Loss before provision for income taxes (1)	(14,197)	(18,328)	(9,757)
Net loss (1)	(14,265)	(18,411)	(9,816)
Net loss attributable to Sonida shareholders (1)	(13,758)	(18,411)	(9,816)
Adjusted EBITDA (1) (3)	10,073	9,270	11,350
Community net operating income (NOI) (1) (3)	17,089	14,690	17,616
Community net operating income margin (1) (3)	25.5%	24.8%	27.9%
Weighted average occupancy (4)	85.1%	84.9%	85.7%
(1) Includes $0.5 million of state grant revenue received in Q3 2023. There were no such grant revenues in Q3 2024 or Q2 2024.
(2) Q3 G&A expenses included a total of $3.5 million, $2.2 million and $1.7 million for the one-time transaction and stock-based compensation costs for the three months ended September 30, 2024, September 30, 2023 and June 30, 2024, respectively.
(3) Adjusted EBITDA, Community Net Operating Income, and Community Net Operating Income Margin are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). See “Reconciliation of Non-GAAP Financial Measures” for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other information regarding the use of the Company's non-GAAP financial measures.
(4) Q3 2024 includes five acquired communities. Q2 2024 includes the acquired community in Macedonia, Ohio which had a weighted average occupancy of 40.6%.

Results of Operations
Three months ended September 30, 2024 as compared to three months ended September 30, 2023
Revenues
Resident revenue for the three months ended September 30, 2024 was $67.0 million as compared to $59.1 million for the three months ended September 30, 2023, representing an increase of $7.9 million, or 13.4%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and five additional communities acquired during 2024. For the three months ended September 30, 2023, the Company received approximately $0.5 million in various relief funds received from state departments due to financial distress impacts of COVID-19 (“State Relief Funds”). For the three months ended September 30, 2024, the Company did not receive any State Relief Funds.
Managed community reimbursement revenue for the three months ended September 30, 2024 was $6.6 million as compared to $5.0 million for the three months ended September 30, 2023, representing an increase of $1.6 million, or 32.0%. The increase was primarily a result of managing more communities in the three months ended September 30, 2024 compared to the prior period.

Expenses
Operating expenses for the three months ended September 30, 2024 were $50.5 million as compared to $44.5 million for the three months ended September 30, 2023, representing an increase of $6.0 million, or 13.5%. The increase was attributable to an increase of $3.6 million in operating expenses related to the additional communities acquired and managed during 2024 versus the prior year and an increase of $2.4 million in operating expenses related to our same-store portfolio, driven by $0.8 million increases in labor and $1.6 million increases in other operating expenses.
General and administrative expenses for the three months ended September 30, 2024 were $11.8 million as compared to $8.6 million for the three months ended September 30, 2023, representing an increase of $3.2 million. The increase was primarily a result of an increase in labor and employee related expenses of $1.6 million due to the additional communities acquired and managed during 2024, a $0.8 million increase in stock-based compensation expense, a $0.5 million increase in transaction costs, and a net increase in other expenses of $0.3 million.
During the three months ended September 30, 2023, the Company recorded a non-cash impairment charge of $6.0 million related to one owned community as a result of recurring net operating losses.
Interest expense for the three months ended September 30, 2024 was $9.8 million as compared to $9.0 million for the three months ended September 30, 2023, representing an increase of $0.8 million, primarily due to the change in fair value of our interest rate cap (“IRC”) and the ending of the Fannie Interest Abatement Period on May 31, 2024.
As a result of the foregoing factors, the Company reported net loss attributable to Sonida stockholders of $13.8 million and $18.4 million for the three months ended September 30, 2024 and September 30, 2023, respectively.
Adjusted EBITDA for the three months ended September 30, 2024 was $10.1 million compared to $9.3 million for the three months ended September 30, 2023. See “Reconciliation of Non-GAAP Financial Measures” below.
Nine months ended September 30, 2024 as compared to nine months ended September 30, 2023
Revenues
Resident revenue for the nine months ended September 30, 2024 was $190.8 million as compared to $172.7 million for the nine months ended September 30, 2023, representing an increase of $18.1 million, or 10.5%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and five additional communities acquired during 2024. For the nine months ended September 30, 2023, the Company received $2.9 million in State Relief Funds. For the nine months ended September 30, 2024, the Company did not receive any State Relief Funds.
Managed community reimbursement revenue for the nine months ended September 30, 2024 was $19.1 million as compared to $15.3 million for the nine months ended September 30, 2023, an increase of $3.8 million, or 24.8%. The increase was primarily a result of managing more communities in the nine months ended September 30, 2024 as compared to the prior period.
Expenses
Operating expenses for the nine months ended September 30, 2024 were $142.8 million as compared to $133.0 million for the nine months ended September 30, 2023, representing an increase of $9.8 million, or 7.4%. The increase was primarily attributable to the increase in labor of $6.9 million and an increase in other expenses of $2.9 million as a result of the five new consolidated communities this period as compared to the prior period.
General and administrative expenses for the nine months ended September 30, 2024 were $28.2 million as compared to $22.3 million for the nine months ended September 30, 2023, representing an increase of $5.9 million. The increase was primarily a result of an increase in labor and employee related expenses of $3.2 million, an increase in stock-based compensation of $1.1 million, an increase in transaction costs of $0.8 million, and a net increase in other expenses of $0.8 million. The main driver of the increases were the additional expenses related to five new consolidated communities this period as compared to the prior period.
During the nine months ended September 30, 2023, the Company recorded a non-cash impairment charge of $6.0 million related to one owned community as a result of recurring net operating losses.
Interest expense for the nine months ended September 30, 2024 was $27.4 million as compared to $26.4 million for the nine months ended September 30, 2023, representing an increase of $1.0 million, primarily due to the change in fair value of our IRC.

Gain on extinguishment of debt for the nine months ended September 30, 2024 was $38.1 million. The gain relates to the derecognition of notes payable and liabilities as a result of the loan purchase from one of our lenders. Gain on extinguishment of debt for the nine months ended September 30, 2023 was $36.3 million and related to the derecognition of notes payable and liabilities as a result of the transition of legal ownership of two formerly owned communities to Fannie Mae, the holder of the related non-recourse debt.
As a result of the foregoing factors, the Company reported net income attributable to Sonida stockholders of $3.4 million and net loss attributable to Sonida stockholders of $6.5 million for the nine months ended September 30, 2024 and September 30, 2023, respectively.
Liquidity and Capital Resources
At-the-Market Sales
On April 1, 2024, the Company entered into the At-the-Market sales agreement (“ATM Sales Agreement”), whereby the Company may sell, at its option, shares of its common stock up to an aggregate offering price of $75.0 million. On July 1, 2024, the Company sold 51,127 shares pursuant to the ATM Sales Agreement at an average sales price of $27.50 per share for net proceeds of $1.3 million, inclusive of $0.2 million in commissions and offering costs.
Public Offering
In August 2024, the Company entered into an underwriting agreement providing for the offer and sale (the “Offering”) by the Company, and the purchase by the underwriters, of 4,300,000 shares of the Company’s common stock, (par value $0.1 per share), at a price to the public of $27.00 per share ($25.785 per share net of underwriting discounts and commissions). The Company also granted a 30-day option to the underwriters to purchase up to an additional 645,000 shares of common stock on the same terms as above.
During August 2024, the Company raised $130.4 million in gross proceeds from the Offering. The Company initially raised $110.4 million of proceeds on the sale of 4,300,000 shares, net of underwriting discounts and offering costs. The Company raised an additional $13.7 million of proceeds on the sale of 530,317 shares, net of underwriting discounts and offering costs, due to the 30-day option.
Credit Facility
On October 3, 2024, the Company closed on an additional $75 million commitment under the Credit Facility. The incremental $75 million availability results in a total aggregate commitment under the Credit Facility of up to $150 million. The Credit Facility has a term of three years, a leverage-based pricing matrix between S+210 and S+260 and is fully recourse to Sonida and its applicable subsidiaries. On October 30, 2024, the Company drew down $60.0 million under its Credit Facility in anticipation of the closing of the Atlanta PSA, the Texas DPO and liquidity for general corporate purposes.
Cash Flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Nine Months Ended September 30,
	2024	2023	Change
Net cash provided by operating activities	$1,355	$10,643	$(9,288)
Net cash used in investing activities	(154,126)	(12,792)	(141,334)
Net cash provided by (used in) financing activities	178,809	(7,441)	186,250
Increase (decrease) in cash and cash equivalents	$26,038	$(9,590)	$35,628
In addition to $24.9 million of unrestricted cash as of September 30, 2024, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations; proceeds from equity offerings; proceeds from debt, debt refinancings, loan modifications, or credit facilities; and proceeds from the sale of owned assets.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financing and refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the three months ended September 30, 2024, on Wednesday November 13, 2024, at 11:00 a.m. Eastern Time. To participate, dial (800) 715-9871 (or +1 (646) 307-1963 for international callers), and the participant passcode is 4619110. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/787263548
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay for 12 months. To access the conference call replay, call (800) 770-2030, passcode 4619110. A transcript of the call will be posted in the Investor Relations section of the Company’s website.
About the Company
Dallas, Texas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. As of September 30, 2024, the Company operated 83 senior housing communities in 20 states with an aggregate capacity of approximately 9,100 residents, including 70 owned senior housing communities (4 through a joint venture in a consolidated entity and 4 through a joint venture investment in an unconsolidated entity) and 13 communities that the Company third-party manages, which provide compassionate, resident-centric services and care as well as engaging programming. For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.
Definitions of RevPAR and RevPOR
RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor
This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition of Sonida Senior Living, Inc. (the “Company,” “we,” “our” or “us”) to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2024, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short- and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increases in market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and our projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in its recent Quarterly and Annual Reports filed with the SEC; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; and changes in accounting principles and interpretations.
For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.
Contact : Investor Relations
Jason Finkelstein
Ignition Investor Relations
ir@sonidaliving.com

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Resident revenue	$66,951	$59,117	$190,796	$172,683
Management fees	1,151	569	2,465	1,605
Managed community reimbursement revenue	6,648	4,989	19,134	15,314
Total revenues	74,750	64,675	212,395	189,602
Expenses:
Operating expense	50,492	44,486	142,790	132,956
General and administrative expense	11,793	8,615	28,182	22,252
Depreciation and amortization expense	10,729	9,943	30,731	29,751
Long-lived asset impairment	—	5,965	—	5,965
Managed community reimbursement expense	6,648	4,989	19,134	15,314
Total expenses	79,662	73,998	220,837	206,238
Other income (expense):
Interest income	853	139	1,379	521
Interest expense	(9,839)	(9,020)	(27,394)	(26,445)
Gain on extinguishment of debt, net	—	—	38,148	36,339
Loss from equity method investment	(146)	—	(181)	—
Other expense, net	(153)	(124)	(379)	(52)
Income (loss) before provision for income taxes	(14,197)	(18,328)	3,131	(6,273)
Provision for income taxes	(68)	(83)	(193)	(205)
Net income (loss)	(14,265)	(18,411)	2,938	(6,478)
Less: Net loss attributable to noncontrolling interests	507	—	507	—
Net income (loss) attributable to Sonida shareholders	(13,758)	(18,411)	3,445	(6,478)

Dividends on Series A convertible preferred stock	(1,409)	—	(1,409)	—
Undeclared dividends on Series A convertible preferred stock	—	(1,265)	(2,707)	(3,693)
Net loss attributable to common stockholders	$(15,167)	$(19,676)	$(671)	$(10,171)

Weighted average common shares outstanding — basic	15,456	7,050	12,787	6,602
Weighted average common shares outstanding — diluted	15,456	7,050	12,787	6,602

Basic net loss per common share	$(0.98)	$(2.79)	$(0.05)	$(1.54)
Diluted net loss per common share	$(0.98)	$(2.79)	$(0.05)	$(1.54)

Sonida Senior Living, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except per share amounts)

	September 30, 2024	December 31, 2023

Assets:
Current assets
Cash and cash equivalents	$24,938	$4,082
Restricted cash	18,850	13,668
Accounts receivable, net	12,677	8,017
Prepaid expenses and other assets	4,743	4,475
Derivative assets	701	2,103
Acquisition deposit	102,461	—
Total current assets	164,370	32,345
Property and equipment, net	611,911	588,179
Investment in unconsolidated entity	11,868	—
Other assets, net	8,086	936
Total assets	$796,235	$621,460
Liabilities:
Current liabilities
Accounts payable	$6,098	$11,375
Accrued expenses	44,791	42,388
Current portion of notes payable, net of deferred loan costs	14,119	42,323
Deferred income	4,294	4,041
Federal and state income taxes payable	161	215
Other current liabilities	826	519
Total current liabilities	70,289	100,861
Notes payable, net of deferred loan costs and current portion	589,975	587,099
Other long-term liabilities	23	49
Total liabilities	660,287	688,009
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of September 30, 2024 and December 31, 2023	51,248	48,542
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares - 15,000 as of September 30, 2024 and December 31, 2023; none issued or outstanding, except Series A convertible preferred stock as noted above	—	—
Common stock, $0.01 par value:
Authorized shares - 30,000 and 15,000 as of September 30, 2024 and December 31, 2023, respectively; 19,070 and 8,178 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	191	82
Additional paid-in capital	492,072	302,992
Retained deficit	(414,720)	(418,165)
Total Sonida shareholders’ equity (deficit)	77,543	(115,091)
Noncontrolling interest:	$7,157	$—
Total equity (deficit)	$84,700	$(115,091)
Total liabilities, redeemable preferred stock and equity (deficit)	$796,235	$621,460

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$2,938	$(6,478)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,731	29,751
Amortization of deferred loan costs	1,129	1,130
Gain on sale of assets, net	(192)	(217)
Long-lived asset impairment	—	5,965
Loss on derivative instruments, net	3,285	1,958
Gain on extinguishment of debt	(38,148)	(36,339)
Loss from equity method investment	181	—
Provision for bad debt	1,510	582
Non-cash stock-based compensation expense	3,194	2,144
Other non-cash items	(5)	(7)
Changes in operating assets and liabilities:
Accounts receivable, net	(6,170)	(2,592)
Prepaid expenses and other assets	(290)	2,952
Accounts payable and accrued expense	2,945	11,276
Federal and state income taxes payable	(54)	158
Deferred income	253	371
Other current liabilities	48	(11)
Net cash provided by operating activities	1,355	10,643
Cash flows from investing activities:
Investments in unconsolidated entities	(22,409)	—
Return of investment in unconsolidated entities	10,360	—
Acquisition of new communities	(22,311)	—
Acquisition deposit	(102,461)	—
Capital expenditures	(17,936)	(14,168)
Proceeds from sale of assets	631	1,376
Net cash used in investing activities	(154,126)	(12,792)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	190,517	6,000
Proceeds from notes payable	36,906	—
Repayments of notes payable	(50,004)	(12,508)
Proceeds from credit facility	8,705	—
Repayment of credit facility	(8,705)	—
Proceeds from noncontrolling investors in joint ventures	7,664	—
Dividends paid on Series A convertible preferred stock	(1,409)	—
Purchase of interest rate caps	(1,943)	—
Deferred loan costs paid	(2,508)	(825)
Other financing costs	(414)	(108)
Net cash provided by (used in) financing activities	178,809	(7,441)
Increase (decrease) in cash and cash equivalents and restricted cash	26,038	(9,590)
Cash, cash equivalents, and restricted cash at beginning of period	17,750	30,742
Cash, cash equivalents, and restricted cash at end of period	$43,788	$21,152

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This earnings release contains the financial measures (1) Community Net Operating Income and Adjusted Community Net Operating Income, (2) Community Net Operating Income Margin and Adjusted Community Net Operating Income Margin, (3) Adjusted EBITDA, (4) Revenue per Occupied Unit (RevPOR) and (5) Revenue per Available Unit (RevPAR), all of which are not calculated in accordance with U.S. GAAP. Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Community Net Operating Income and Community Net Operating Income Margin are non-GAAP performance measures for the Company’s consolidated owned portfolio of communities that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses, revenue and operating expenses from the Company’s disposed properties; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and impacts the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, gain(loss) on extinguishment of debt, gain(loss) on disposition of assets, long-lived asset impairment, and loss on non-recurring settlements with third parties. The Community Net Operating Income Margin is calculated by dividing Community Net Operating Income by resident revenue. Adjusted Community Net Operating Income and Adjusted Community Net Operating Income Margin are further adjusted to exclude the impact from non-recurring state grant funds received.

The Company believes that presentation of Community Net Operating Income, Community Net Operating Income Margin, Adjusted Community Net Operating Income, and Adjusted Community Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our core consolidated owed portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the consolidated owned communities, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance, and impacts the comparability of performance between periods.

Community Net Operating Income, Net Community Operating Income Margin, Adjusted Community Net Operating Income, and Adjusted Community Net Operating Income Margin have material limitations as a performance measure, including: (i) excluded general and administrative expenses are necessary to operate the Company and oversee its communities; (ii) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (iii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iv) the Company may incur income/expense similar to those for which adjustments are made, such as gain (loss) on debt extinguishment, gain(loss) on disposition of assets, loss on settlements, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

SAME-STORE NET OPERATING INCOME AND
SAME-STORE NET OPERATING INCOME MARGIN (UNAUDITED)

Same-Store Net Operating Income and Same-Store Net Operating Income Margin are non-GAAP performance measures for the Company’s portfolio of 61 owned continuing communities that the Company defines as net income (loss) excluding: general and administrative expenses, interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, depreciation and amortization expense, long-lived asset impairment, gain on extinguishment of debt, loss from equity method investment, and other income (expense), net.

The Company believes that presentation of Same-Store Net Operating Income and Same-Store Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our core portfolio of 61 owned continuing communities, to review the Company’s comparable historic and prospective core operating performance of the 61 owned continuing communities, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance, and that management believes impact the comparability of performance between periods.

Same-Store Net Operating Income and Same-Store Net Operating Income Margin have material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain(loss) on sale of assets, gain(loss) debt extinguishment, loss on equity method investment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(Dollars in thousands)	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2024	2023	2024	2024	2023
Same-store community net operating income (1)
Net income (loss)	$(14,265)	$(18,411)	$(9,816)	$2,938	$(6,478)
General and administrative expense	11,793	8,615	9,178	28,182	22,252
Depreciation and amortization expense	10,729	9,943	10,067	30,731	29,751
Long-lived asset impairment	—	5,965	—	—	5,965
Interest income	(853)	(139)	(387)	(1,379)	(521)
Interest expense	9,839	9,020	8,964	27,394	26,445
Gain on extinguishment of debt	—	—	—	(38,148)	(36,339)
Loss from equity method investment	146	—	35	181	—
Other (income) expense, net	153	124	(253)	379	52
Provision for income taxes	68	83	59	193	205
Settlement (income) fees and expense, net (2)	(521)	(510)	(231)	(851)	309
Consolidated community net operating income	17,089	14,690	17,616	49,620	41,641
Net operating (income) loss for non same-store communities (1)	(277)	—	65	(212)	—
Same-store community net operating income	16,812	14,690	17,681	49,408	41,641
Resident revenue	$66,951	$59,117	$63,108	$190,796	$172,683
Resident revenue for non same-store communities (1)	3,915	—	369	4,284	—
Same-store community resident revenue	63,036	59,117	62,739	186,512	172,683
Same-store community net operating income margin	26.7%	24.8%	28.2%	26.5%	24.1%

COVID-19 state relief grants (3)	—	478	—	—	2,926
Adjusted resident revenue	63,036	58,639	62,739	186,512	169,757
Adjusted community net operating income	$16,812	$14,212	$17,681	$49,408	$38,715
Adjusted community net operating income margin	26.7%	24.2%	28.2%	26.5%	22.8%
(1) Q3 2024 excludes five senior living communities acquired by the Company. Q2 2024 excludes one senior living community acquired by the Company.
(2) Settlement fees and expenses relate to non-recurring settlements with third parties for contract terminations, insurance claims, and related fees.
(3) COVID-19 relief revenue are grants and other funding received from third parties to aid in the COVID-19 response and includes State Relief Funds received.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measures that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and impacts the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for bad debts, gain on extinguishment of debt, gain on sale of assets, long-lived asset impairment, casualty losses, and transaction and conversion costs.

The Company believes that presentation of Adjusted EBITDA’s impact as a performance measure is useful to investors because it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as bad debts, gain(loss) on sale of assets, or gain on debt extinguishment, non-cash stock-based compensation expense and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(In thousands)	Three Months Ended September 30,		Three Months Ended June 30,
	2024	2023	2024
Adjusted EBITDA
Net loss	$(14,265)	$(18,411)	$(9,816)
Depreciation and amortization expense	10,729	9,943	10,067
Stock-based compensation expense	1,408	641	1,211
Provision for bad debt	629	249	483
Interest income	(853)	(139)	(387)
Interest expense	9,839	9,020	8,964
Long-lived asset impairment	—	5,965	—
Other (income) expense, net	153	124	(253)
Provision for income taxes	68	83	59
Casualty losses (1)	267	204	557
Transaction and conversion costs (2)	2,098	1,591	465
Adjusted EBITDA	$10,073	$9,270	$11,350
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction and conversion costs relate to legal and professional fees incurred for transactions, restructure activities, or related projects.

SUPPLEMENTAL INFORMATION

	Third Quarter
(Dollars in thousands)	2024	2023	Increase (decrease)	Second Quarter 2024	Sequential increase (decrease)
Selected Operating Results
I. Same-store community portfolio (1)
Number of communities owned 100%	61	61	—	61	—
Unit capacity	5,692	5,718	(26)	5,694	(2)
Weighted average occupancy (2)	87.0%	84.9%	2.1%	86.2%	0.8%
RevPAR	$3,692	$3,446	$246	$3,673	$19
RevPOR	$4,244	$4,061	$183	$4,263	$(19)
Consolidated community net operating income	$16,812	$14,690	$2,122	$17,681	$(869)
Consolidated community net operating income margin (3)	26.7%	24.8%	1.9%	28.2%	(1.5)%
Consolidated community net operating income, net of general and administrative expenses (4)	$5,292	$6,716	$(1,424)	$8,503	$(3,211)
Consolidated community net operating income margin, net of general and administrative expenses (4)	8.4%	11.4%	(3.0)%	13.6%	(5.2)%
II. Consolidated Debt Information
(Excludes insurance premium financing)
Total variable rate mortgage debt	$171,531	$137,320	N/A	$171,531	N/A
Total fixed rate debt	$412,607	$493,436	N/A	$412,943	N/A
Notes payable - consolidated VIE	$21,690	—	N/A	—	N/A
(1) Q3 2024 excludes five senior living communities acquired by the Company in 2024. Q2 2024 excludes one senior living community acquired by the Company.
(2) Weighted average occupancy represents actual days occupied divided by total number of available days during the quarter.
(3) Includes $0.5 million of state grant revenue received in Q3 2023. There were no such grant revenues in Q3 2024 or Q2 2024. Excluding the grant revenue, Q3 2023 consolidated community NOI margin was 24.2%.
(4) General and administrative expenses exclude stock-based compensation expense in order to remove the fluctuation in fair value measurement due to market volatility.